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                                                                   EXHIBIT 4.4

                          THIRD SUPPLEMENTAL INDENTURE


         THIS THIRD SUPPLEMENTAL INDENTURE is dated as of October 15, 2000 between UNIVERSAL COMPRESSION, INC., a Texas corporation, as successor-in-interest to TW Acquisition Corporation, a Delaware corporation (the "Company"), Gas Compression Finance Corporation, a Michigan corporation ("Finance"), G.C.S. Distributing L.L.C., a Texas limited liability company ("Distributing") and Gas Compression Realty L.L.C., a Michigan limited liability company ("Realty", and together with Finance and Distributing collectively the "Subsidiary Guarantors" and each a "Subsidiary Guarantor"), and UNITED STATES TRUST COMPANY OF NEW YORK, as trustee under the Indenture hereinafter mentioned (the "Trustee").

         WHEREAS, the Company has issued its 97/8% Senior Discount Notes due 2008 (the "Notes") in the aggregate principal amount at maturity of $242,500,000 under and pursuant to the indenture dated as of February 20, 1998, by and between the Company and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of May 9, 2000 (the "First Supplemental Indenture") by and among the Company and the Trustee and the Second Supplemental Indenture, dated as of May 30, 2000 (the "Second Supplemental Indenture") by and among the Company, Universal Compression International, Inc. and the Trustee (as amended, the "Indenture");

         WHEREAS, Section 4.18 of the Indenture provides that the Company will not permit any of its Restricted Subsidiaries to guarantee the Indebtedness of the Company unless such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing a senior guarantee of payment of the Notes by such Restricted Subsidiary (the "Guaranty");

         WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may amend the Indenture, without the consent of any Holder of Notes, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder in any material respect;

         WHEREAS, each of the Subsidiary Guarantors is a Restricted Subsidiary of the Company and has, pursuant to the Credit Agreement, dated as of May 30, 2000 (the "Credit Agreement") among the Company, Universal Compression Holdings, Inc., various lenders, Deustche Bank Securities Inc., as lead arranger and Bankers Trust Company, as administrative agent, guaranteed the obligations of the Company arising under or in connection with the Credit Agreement (the "Credit Agreement Guarantee");

         WHEREAS, pursuant to Section 4.18 of the Indenture, each of the Subsidiary Guarantors is required to become a Guarantor under the Indenture as a result of the Credit Agreement Guarantee;

         WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;




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         NOW, THEREFORE, for and in consideration of the premises, the Company, each of the Subsidiary Guarantors and the Trustee agree pursuant to Section 9.01 of the Indenture as follows:

                                    Article 1

                        Agreement to Be Bound; Guarantee

         Section 1.01. Agreement to Be Bound. Each of the Subsidiary Guarantors hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of Guarantors under the Indenture. Each of the Subsidiary Guarantors agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor, including without limitation Article Ten of the Indenture, and to perform all of the obligations and agreements of a Guarantor under the Indenture.

         Section 1.02. Guarantee. Subject to the provisions of this Article One, each of the Subsidiary Guarantors hereby unconditionally and irrevocably guarantees, on a senior basis (such guarantee to be referred to herein as a "Guarantee") to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, that: (a) Accreted Value or principal of and interest on the Notes (and any Additional Interest payable thereon) shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of Holders pursuant to the provisions of the Notes relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Company or the Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 of the Indenture) and all other obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders under this Indenture or under the Notes, for whatever reason, the Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under the Indenture or the Notes shall constitute an event of default under this Guarantee, and shall entitle the Holders of Notes to accelerate the obligations of any or all of the Subsidiary Guarantors hereunder in the same manner and to the same extent as the obligations of the Company.

         Each of the Subsidiary Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Subsidiary Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants



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that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Guarantee. This Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each of the Subsidiary Guarantors further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to Article Eleven of the Indenture, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

         Section 1.03. Release of the Guarantee. In addition to any provisions contained in the Indenture for release of a Guarantor's guarantee obligations, this Guarantee shall be automatically and unconditionally released and discharged with respect to a Subsidiary Guarantor without any further action required on the part of the Trustee or any Holder, upon (i) the unconditional release of such Subsidiary Guarantor from its liability in respect of the Credit Agreement Guarantee; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's direct or indirect Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that
(a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) the Credit Agreement Guarantee has been released by the lenders under the Credit Agreement.

                                    Article 2

                                   The Trustee

         Section 2.01. Privileges and Immunities of Trustee. The Trustee accepts the amendment of the Indenture effected by this Third Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. The Trustee shall not be responsible for the validity or sufficiency of this Third Supplemental Indenture, for the due execution thereof by the Company or the Subsidiary Guarantors or for the recitals contained herein, each of which is the Company's or the Subsidiary Guarantors' responsibility, as applicable.

                                    Article 3

                            Miscellaneous Provisions

         Section 3.01. Instruments to be Read Together. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Third Supplemental Indenture shall henceforth be read together.



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         Section 3.02. Confirmation. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

         Section 3.03. Terms Defined. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         Section 3.04. Counterparts. This Third Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 3.05. Effectiveness, Etc.. Without qualifying the provisions of
Section 1.01 of this Third Supplemental Indenture, this Third Supplemental Indenture will take effect immediately upon execution thereof by the parties hereto.

         Section 3.06. Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Third Supplemental Indenture, the provisions of such Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture or to be excluded by this Third Supplemental Indenture, as the case may be.

         Section 3.07. Illegality, Unenforceability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 3.08. Benefits of Supplemental Indenture. Nothing in this Third Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

         Section 3.09. Successors and Assigns. All agreements in this Third Supplemental Indenture made by the Company, the Subsidiary Guarantors and the Trustee shall inure to the benefit of the Company, the Subsidiary Guarantors and the Trustee and their respective successors and assigns. The provisions of this Third Supplemental Indenture shall bind the Holders of the Notes from time to time, the Company, the Subsidiary Guarantors the Trustee and their respective successors and assigns, whether so expressed or not.

         Section 3.10. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

         Section 3.11. Captions. The captions of the sections of this Third Supplemental Indenture were formulated, used and inserted in this Third Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed as of the date first above written.


                                 UNIVERSAL COMPRESSION, INC.


                                 By:  /s/ RICHARD W. FITZGERALD
                                    ------------------------------------
                                    Name:   Richard W. FitzGerald
                                    Title:  Senior Vice President and
                                            Chief Financial Officer


                                 GAS COMPRESSION FINANCE CORPORATION


                                 By:  /s/ STEPHEN A. SNIDER
                                    ------------------------------------
                                    Name:  Stephen A. Snider
                                    Title: President and Chief Executive Officer


                                 G.C.S. DISTRIBUTING L.L.C.



                                 By:  /s/ STEPHEN A. SNIDER
                                    ------------------------------------
                                    Name:  Stephen A. Snider
                                    Title: Manager


                                 GAS COMPRESSION REALTY L.L.C.



                                 By:  /s/ STEPHEN A. SNIDER
                                    ------------------------------------
                                    Name:  Stephen A. Snider
                                    Title: Manager


                                 UNITED STATES TRUST COMPANY OF NEW
                                       YORK, AS TRUSTEE



                                 By:  /s/ SIROJNI DINDIAL
                                    ------------------------------------
                                    Name:  Sirojni Dindial
                                    Title: Assistant Vice President







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